April 3, 1995


Jules Firetag
c/o Cruse, Firetag & Bock , P.C
5611 North 16th Street
Phoenix, Arizona   85016

Dear Mr. Firetag:

         I am happy to advise you that you have been selected by the Board of Directors (the "Board") of H.E.R.C. Products Incorporated (the "Company"), to receive a non-incentive stock option and that on March 23, 1995, you were granted an option to purchase One Hundred Thousand (100,000) shares of the Company's Common Stock, $.01 par value (the "Stock"),at a price of $2.50 per share with respect to the first 50,000 shares of Stock, and at a price of $4.00 per share with respect to the second 50,000 shares of Stock. The option granted to you is subject to the terms and conditions set forth in this letter (the "Agreement").

         The Board has imposed the following terms and conditions relating to your option and its exercise:

         1. You may exercise your option in whole or in part from time to time, only in accordance with Paragraph 3 below, by delivery to the Company (in care of its Secretary) at the principal offices of the Company, presently located at 3622 North 34th Avenue, Phoenix, Arizona 85017, written irrevocable notice of exercise in the form attached to this letter as Exhibit A. specifying the number of shares of Stock with respect to which the option is being exercised, together with payment of the exercise price for those shares of Stock in cash or by check. Any other form of exercise or tender may be refused by the Company, acting through the Board or otherwise, in its discretion.

         2. Your option is not transferable other than by will or the laws of descent and distribution and is exercisable, during your lifetime, only by you. You may not assign or otherwise transfer or encumber your option or any interest in your option to any person in any way.

         3. (a) Your options shall vest on December 1, 1995 provided you are still a Director of the Company at such time, unless you are not re-elected to the Board.

                  (b) Notwithstanding any other provision of this Agreement (other than Paragraph 3(c) below), your option, to the extent not previously exercised, shall automatically terminate and be of no further force or effect as to all remaining shares of Stock as of five o'clock p.m., M.S.T., on December 1, 1999.

                  (c) In its sole discretion, the Board may waive or accelerate vesting of options, or waive or extend expiration dates, other than the final expiration date.

         4. The Company will reserve or keep available at all times sufficient shares of Stock to permit the exercise of your option and all other options granted or to be granted.

         5. It is contemplated that the Stock in the Company to be issued to you upon exercise of your option will not be registered under the Securities Act of 1933, as amended (the "Act") or any applicable state securities laws, or in reliance on exemptions from registration thereunder. If in the opinion of counsel satisfactory to the Company no exemption from registration is then available, or if such issuance is otherwise in violation of applicable law at the time purchase rights are exercised under this option, then the Company's obligation to issue shares of its Stock upon exercise of your option shall terminate. If such an exemption is available in the opinion of such counsel, and such issuance is not otherwise in violation of applicable law you (or your personal representative(s), devisee(s), or heir(s)) will deliver to the Company as a condition precedent to giving notice of each exercise, an investment letter agreement in form and substance satisfactory to the Company to enable the Company to comply with the Act or other applicable securities laws and which may, among other things, limit or condition the right to dispose of shares of Stock acquired by exercise of your option and will be permitted only if in the opinion of counsel satisfactory to the Company, such disposition is not in violation of the Act, any applicable state securities laws or any other applicable law, regulation or rule, and you (or your personal representative(s), devisee(s), or heirs(s)) deliver to the Company a letter agreement in form and

Jules Firetag
April 3, 1995
Page 2

substance satisfactory to the Company whereby your successor(s) or assigns agrees to be bound by the terms and conditions of this Paragraph 5. You (and your personal representative(s), devisee(s), or heirs(s)) agree to pay all costs of obtaining any legal opinions and all costs in connection with proposed exercise of your option or dispositions of shares of Stock acquired pursuant to your option.

         6. You agree to pay to the Company or to make arrangements satisfactory to the Board to pay to the Company, at such time as any income is recognized by you with respect to this option, any Federal, state, or local taxes of any kind required by law to be withheld on such income by the Company. In the event of disposition or other transfer by you of Stock issued to you upon exercise of your options, you agree to provide to the Company promptly written notice describing in reasonable detail the disposition or transfer, including without limitation the sale price, if any, and date of transfer or disposition.

         7. In the event of any merger, reorganization, consolidation, recapitalization, dividend (other than a cash dividend), stock split, reverse stock split, or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the number and exercise price of shares of Stock subject to this Agreement, as may be determined to be appropriate by the Board in order to prevent dilution or enlargement of your rights under this Agreement, provided that the number of shares of Stock subject to your award shall always be a whole number.

         8. This option granted to you is governed by, and shall be interpreted according to, the laws of the State of Arizona.

         9. Each party hereto agrees to do all such things and take all such actions, and to make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Agreement.

         This letter only grants the options described above and is not an employment agreement or a promise or assurance of continued employment for any period of time including any period of time necessary to permit full exercise of the options under Paragraph 1 above.

         Please acknowledge your receipt of this letter, together with the materials referred to herein and your agreement to the terms and conditions of your option as set forth herein by signing the enclosed copy of this letter and returning it promptly to the Secretary of the Company at the address set forth in Section 1 of this letter. Any questions concerning any matter relating to your non-incentive stock option should also be addressed to the Secretary.

                                            Very truly yours,

                                            H.E.R.C. Products Incorporated





                                            By   /s/    Gary S. Glatter
                                                --------------------------------
                                            Its      President
                                                ----------------------------




ACCEPTED AND AGREED:


/s/  Jules Firetag
-------------------------------
Jules Firetag
                                   EXHIBIT "A"

Jules Firetag
April 3, 1995
Page 3

                          NOTICE OF EXERCISE OF OPTION
              TO PURCHASE SHARES OF H.E.R.C. PRODUCTS INCORPORATED
                          AND RECORD OF STOCK TRANSFER

         I hereby exercise my Stock Option granted pursuant to a letter dated April 3, 1995 (the "Agreement") subject to all the terms and provisions referred to in the Agreement, and notify you of my desire to purchase _______________ shares of Common Stock of H.E.R.C. Products Incorporated (the "Company") which were offered to me pursuant to said Option. Enclosed is my check in the sum of $______________ in full payment for such shares.

         I hereby represent that the __________ shares of the Company's Common Stock to be delivered to me pursuant to the above-mentioned exercise of the Option granted to me on March 23, 1995 are being acquired by me as an investment and not with a view to, or for sale in connection with, the distribution of any such shares. I also represent that I have read and fully understand the Agreement, including without limitation the restrictions on transfer of the shares hereby being acquired. I agree to indemnify the Company and its subsidiaries, together with their respective officers and directors, against any and all liabilities, losses, damages and expenses (including reasonable attorney fees) arising from or in connection with any disposition of the shares hereby being acquired, or any interest therein, in violation of applicable securities laws or regulations. I further represent that I have been given access to all information necessary to allow me to make a decision as to the advisability of an investment in the Company's stock and the value of such stock, and that I have the skill and experience necessary to make such decision.

         DATED:_____________________________, 19 ___ .




                                            ____________________________________
                                            Jules Firetag





Receipt is hereby acknowledged of the delivery to me by _____________________ on _______________ of stock certificates for _______ shares of Common Stock purchased by me pursuant to the terms and conditions of the Agreement referred to above, which shares were transferred to me on H.E.R.C. Products Incorporated stock record books on _______________, 19___.



                                            ____________________________________
                                            Jules Firetag